                        Schedule 14A INFORMATION

                     Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant / /
Filed by a party other than the Registrant /X/

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                      RLI CORP.
 ..............................................................................
                   (Name of Registrant as Specified In Its Charter)

                                 MERRILL CORPORATION
 ..............................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-
    6(i)(1) and 0-11

   (1) Title of each class of securities to which transaction applies:


   (2) Aggregate number of securities to which transaction applies:


   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


   (4) Proposed maximum aggregate value of transaction:


   (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

   (2)  Form, Schedule or Registration Statement No.:

   (3)  Filing Party:

   (4)  Date Filed:

(LOGO)
                                      RLI CORP.
                              9025 North Lindbergh Drive
                               Peoria, Illinois  61615
               _______________________________________________________

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                     MAY 7, 1998
               _______________________________________________________

To the Shareholders of RLI Corp.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of RLI Corp. ("Company") will be held at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, on Thursday, May 7, 1998, at 2:00 P.M. Central Daylight Time to:

    1. Elect three (3) directors for a three-year term expiring in 2001 or until their successors are elected and qualified;

    2. Consider and act upon a proposal to approve an arrangement with Centre Reinsurance (U. S.) Limited under which the Company would issue Convertible Preferred Stock in the event of a qualifying catastrophic event; and

    3. Transact such other business as may properly be brought before the meeting.

    Only holders of Common Stock of the Company, of record at the close of business on March 9, 1998, are entitled to notice of and to vote at the Annual Meeting.

                                       By Order of the Board of Directors


                                       Camille J. Hensey
                                       Corporate Secretary
Peoria, Illinois
March 27, 1998

    It is important, regardless of the number of shares you hold, that you personally be present or be represented by proxy at the Annual Meeting. Accordingly, whether or not you plan to attend the Annual Meeting, it is requested you promptly sign and date the enclosed proxy and return it in the envelope provided that requires no postage if mailed in the United States. If you attend the Annual Meeting, your proxy may be withdrawn upon request.

(LOGO)

RLI CORP.
9025 NORTH LINDBERGH DRIVE
PEORIA, ILLINOIS  61615

March 27, 1998

Dear Shareholder:

Please consider this letter your personal invitation to attend the 1998 RLI Corp. Annual Shareholders Meeting. It will be held at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, the Company's principal office, on May 7, 1998, at 2:00 P.M. CDT.

Business scheduled to be considered at the meeting includes the election of Class II directors and a proposal to approve an arrangement with Centre Reinsurance (U.S.) Limited to issue convertible preferred stock in the event of a qualifying catastrophic event. Additional information concerning these matters is included in the Notice of Meeting and Proxy Statement.

In addition, we will review significant events of 1997 and their impact on you and your Company. Directors, officers and representatives of KPMG Peat Marwick will be available before and after the meeting to talk with you and answer any questions you may have.

We were pleased with the response of our shareholders at the 1997 Annual Meeting, at which 95% of the Common Stock was represented in person or by proxy. We hope that participation by our shareholders in the affairs of the Company will continue.

Even if you do not plan to attend, it is important that you date, sign and return the enclosed proxy card in the envelope provided for your convenience. Your vote is vital, no matter how many shares you own. If you do attend the Annual Meeting and desire to vote in person, you may do so, even though you have previously sent in a proxy.

Thank you for your interest in your Company as well as your confidence and support in our future.

Sincerely,

Gerald D. Stephens, CPCU
President

                                      RLI CORP.
                              9025 NORTH LINDBERGH DRIVE
                                PEORIA, ILLINOIS 61615
                         ___________________________________

                                   PROXY STATEMENT
                         ___________________________________

                            ANNUAL MEETING OF SHAREHOLDERS
                                      TO BE HELD
                                     MAY 7, 1998
                         ___________________________________

                                 GENERAL INFORMATION

         This Proxy Statement is furnished to the shareholders of RLI Corp. ("Company") in connection with the solicitation, by the Board of Directors of the Company, of proxies to be used at the Annual Meeting of Shareholders to be held at 2:00 P.M. Central Daylight Time on Thursday, May 7, 1998, at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, and at any adjournments of the Meeting.

    PROXY SOLICITATION. The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally or by telephone or telefax, by officers or regular employees of the Company. No additional compensation will be paid to such persons for their services. The Company will reimburse banks, brokerage firms, investment advisors and other custodians, nominees, fiduciaries and service bureaus for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of the stock and obtaining their proxies or voting instructions.

    VOTING. Each proxy will be voted in accordance with the shareholder's specifications thereon. If there are no such specifications, it will be voted in favor of the election of directors and in accordance with the Board of Directors' recommendations on other proposals. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the shareholder either by giving written notice to the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, or by delivering a proxy bearing a later date, or by voting in person at the Annual Meeting. All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting.

    If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (a "broker non-vote"), such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to Proposal One. With respect to Proposal Two, broker non-votes will not be considered present at the Annual Meeting.

    MAILING. This Proxy Statement and enclosed Proxy are first being mailed to shareholders entitled to notice of and to vote at the Annual Meeting on or about March 27, 1998.

    SHAREHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1999 Annual Meeting of Shareholders, a shareholder proposal must be received by the Company on or before November 25, 1998. Proposals should be directed to the attention of the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615.

    SHAREHOLDERS ENTITLED TO VOTE. At the close of business on March 9, 1998, the record date for the determination of shareholders entitled to vote at the Annual Meeting, the Company had 8,492,758 shares of Common Stock outstanding and entitled to vote. Common share ownership entitles the holder to one vote per share upon each matter to be voted at the Annual Meeting.

                     SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    PRINCIPAL SHAREHOLDERS. The only persons known to the Company who beneficially own more than five percent of the Company's Common Stock as of December 31, 1997, are as follows:


Name and Address                     Amount and Nature of          Percent
of Beneficial Owner                  Beneficial Ownership          of Class
-------------------                  --------------------          --------
Franklin Resources, Inc.                      590,960                6.4%
777 Mariners Island Boulevard
6th Floor
San Mateo, California  94404
(1)

Oak Value Capital Management, Inc.          1,214,427               14.07%
3100 Tower Boulevard
Suite 800
Durham, North Carolina 27707
(2)

RLI Corp.                                   1,060,467               12.3%
Employee Stock Ownership Plan &
Trust
c/o Bank One
124 Southwest Adams Street
Peoria, Illinois  61649
(3)

Gerald D. Stephens                            661,182                7.7%
493 East High Point Drive
Peoria, Illinois  61614
(4)


    (1) The information shown is based solely on a Schedule 13G dated February 6, 1998, filed by Franklin Resources, Inc. ("Franklin"), Charles B.
    Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, Inc., which filing indicates that one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin have sole voting power with respect to 533,398 shares and sole dispositive power with respect to 590,960 shares. Messrs. Johnson and Johnson are the principal shareholders of Franklin.

    (2) The information shown is based solely on a Schedule 13G dated February 3, 1998, filed by Oak Value Capital Management, Inc., ("Oak Value"), which filing indicates that Oak Value has sole voting power with respect to 1,092,377 shares and sole dispositive power with respect to 1,214,427 shares.

    (3) Each Employee Stock Ownership Plan ("ESOP") participant or beneficiary may direct the ESOP trustee as to the manner in which the shares allocated to each under the ESOP are to be voted. The ESOP Administrative Committee ("Committee"), comprised of outside members of the Board of Directors, may direct the ESOP trustee as to the manner in which unallocated shares are to be voted. The Committee has sole investment power as to all allocated and unallocated shares, except as to those shares which are the subject of a participant's diversification election.

    (4) Includes 202,429 shares allocated to Mr. Stephens under the ESOP over which Mr. Stephens has sole voting power and no investment power; 26,846 shares allocated under the RLI Corp. Key Employee Excess Benefit Plan ("Key Plan") over which Mr. Stephens has no voting or investment power; 28,143 shares owned by Mr. Stephens' spouse, over which Mr. Stephens has no voting or investment power; 8,923 shares held in custodian accounts for the benefit of Mr. Stephens' grandchildren, over which Mr. Stephens has the sole voting and investment power; 1,343 shares in the H. O. Stephens Trust for the benefit of Mr. Stephens' mother, over which Mr. Stephens, as trustee, has the sole voting and investment power; 20,825 shares owned by the Gerald D. and Helen M. Stephens Foundation, over which Mr. Stephens, as President, has sole voting and investment power; and 15,290 exercisable stock options.


    DIRECTORS AND OFFICERS. The following information is furnished as to the beneficial ownership of the shares of the Company's Common Stock by each current director, nominee for director and named executive officer, and the directors and executive officers of the Company as a group, as of December 31, 1997:


                                       Amount and
    Name of Individual or              Nature of           Percent
    Number of Persons in               Beneficial          of
    Group                              Ownership (1)       Class
    ---------------------              -------------       -------
    Bernard J. Daenzer (2) (9)            90,452           1.0%

    Joseph E. Dondanville (7) (10)        15,746             *

    Richard J. Haayen (8) (9)              6,495             *

    William R. Keane (3) (8) (9)          73,813             *



    Gerald I. Lenrow (4) (8) (9)           9,269             *

    Jonathan E. Michael (5) (7) (10)      30,887             *

    Edwin S. Overman (8) (9)              22,062             *

    Gerald D. Stephens (6) (7) (10)      661,182           7.7%

    Michael J. Stone (7) (10)              2,756             *

    Edward F. Sutkowski (8) (9)           70,835             *

    Robert O. Viets (8) (9)                7,594             *

    Terry L. Younghanz (7) (10)           10,865             *

    Directors and executive
    officers as a group
    (15 persons) (7) (10)               1,044,401          12.10%


    *Less than 1% of Class.

    (1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares reported.

    (2) Includes 22,071 shares owned by Mr. Daenzer's spouse, and 22,163 shares held in a trust for the benefit of Mr. Daenzer's adult children and grandchildren, of which a bank and Mr. Daenzer's spouse act as co-trustees, as to which Mr. Daenzer disclaims any beneficial interest.

    (3) Includes 16,560 shares owned by Mr. Keane's spouse, Evelyn Corral, an honorary Vice President of the Company, as to which Mr. Keane claims beneficial interest.

    (4) Includes 325 shares held by Mr. Lenrow's spouse in a custodian account for the benefit of their minor daughter, as to which Mr. Lenrow disclaims any beneficial interest.

    (5) Includes 26,159 shares allocated to Mr. Michael under the ESOP and 1,171 shares allocated under the Key Plan, over which Mr. Michael has no voting or investment power.

    (6) Includes 202,429 shares allocated to Mr. Stephens under the ESOP, over which Mr. Stephens has sole voting power and no investment power; 26,846 shares allocated under the Key Plan, over which Mr. Stephens has no voting or investment power; 28,143 shares owned by Mr. Stephens' spouse, over which Mr. Stephens has no voting or investment power; 8,923 shares held in custodian accounts for the benefit of Mr. Stephens' grandchildren, over which Mr. Stephens has the sole voting and investment power; 1,343 shares in the H.O. Stephens Trust for the benefit of Mr. Stephens' mother, over which Mr. Stephens, as trustee, has the sole voting and investment power; and 20,825 shares owned by the Gerald D. and Helen M. Stephens Foundation, over which Mr. Stephens, as President, has sole voting and investment power.

    (7) Includes shares allocated to the executive officers under the ESOP with respect to which such officers have sole voting power and no investment power, except during the period in which any such executive officer may diversify a percentage, not to exceed 50%, of such officer's ESOP benefit. During 1997, one of the executive officers was eligible to elect to diversify shares owned by the ESOP. As of December 31, 1997, the
    following shares were allocated under the ESOP:   Mr. Dondanville 14,458
    shares; Mr. Michael 26,159 shares; Mr. Stephens 202,429 shares; Mr. Stone 690 shares; and Mr. Younghanz 8,815 shares.

    (8) Includes shares held by a bank trustee under an irrevocable trust established by the Company pursuant to the RLI Corp. Director Deferred Compensation Plan for the benefit of the following: Mr. Haayen 5,045 shares; Mr. Keane 39,493 shares; Mr. Lenrow 7,744 shares; Dr. Overman 20,862 shares; Mr. Sutkowski 22,201 shares; and Mr. Viets 5,769 shares. Each participating director has no voting or investment power with respect to such shares and disclaims beneficial ownership of such shares for purposes of Section 13(d) of the Securities Exchange Act of 1934.

    (9) Includes 1,200 shares which may be acquired within 60 days of December 31, 1997, pursuant to options under the Directors' Stock Option Plan for Outside Directors.

    (10) Includes shares which may be acquired within 60 days of December 31, 1997, under the Incentive Stock Option Plan upon the exercise of outstanding stock options as follows: Mr. Stephens 15,290 shares; Mr. Michael 2,730 shares; Mr. Dondanville 1,260 shares; Mr. Stone 1,400 shares; Mr. Younghanz 2,050 shares; and all executive officers as a group 25,580 shares.

         The information with respect to beneficial ownership of Common Stock of the Company is based on information furnished to the Company by each individual included in the table.

                                    PROPOSAL ONE:
                                ELECTION OF DIRECTORS

    NOMINEES. At the Annual Meeting, three (3) directors are to be elected, each to hold office for a three-year term or until a successor is elected and qualified. Messrs. Gerald D. Stephens and Robert O. Viets are Class II directors who were elected by the shareholders in 1995 for three-year terms expiring in 1998. Mr. Haayen is currently a member of the Board as a Class I director. In order to comply with provisions of the Company's By-Laws requiring director classes to be as nearly equal in number as possible, Mr. Haayen intends to resign as a Class I director and is being nominated as a Class II director. As a Class I director, Mr.

    Haayen's term would have expired in 2000. If elected as a Class II director, Mr. Haayen's term will expire in 2001.

    VOTING OF PROXIES. Unless otherwise instructed, the shares represented by the enclosed Proxy will be voted for the election of the three nominees named above. The affirmative vote of a plurality of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote is required for the election of directors. Votes will be tabulated by an Inspector of Election appointed at the Annual Meeting. Shares may be voted for, or withheld from, each nominee. Shares that are withheld and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular nominee. There is no cumulative voting for the directors under the Company's Articles of Incorporation.

    SUBSTITUTE NOMINEES. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event that any nominee shall become unavailable for election, the shares represented by the enclosed Proxy will be voted for the election of a substitute nominee selected by the persons named in the enclosed Proxy unless the Board of Directors should determine to reduce the number of directors pursuant to the Company's By-Laws.

    DIRECTOR AND NOMINEE INFORMATION. The following includes certain information with respect to the current directors and nominees to the Board of Directors furnished to the Company by such individuals:

                                      DIRECTOR            PRINCIPAL
    NAME                    AGE       SINCE               OCCUPATION


    Richard J. Haayen        73        1993      Chairman and CEO of Allstate
                                                 Insurance Company in Northbrook,
    (to be elected for a term                    Ill., until his retirement in 1989.
    of three years expiring                      Currently Executive-In-Residence at
    in 2001)                                     Southern Methodist University in Dallas,
                                                 Texas.

    PICTURE


    Gerald D. Stephens       65        1965      Mr. Stephens founded the Company
                                                 in 1965 and has been President
    (to be elected for a term                    since 1972.
    of three years expiring
    in 2001)

    PICTURE


    Robert O. Viets (1)      54        1993      President and CEO since 1988 of
                                                 Cilcorp Inc., a holding company


    (to be elected for a term of three           in Peoria, Ill., whose principal
    years expiring in 2001)                      business subsidiary is Central
                                                 Illinois Light Company ("CILCO").
                                                 Mr. Viets joined CILCO in 1973 and
                                                 held various managerial and officer
                                                 positions until his promotion to
                                                 President and CEO.

    PICTURE


    Certain information concerning the remaining directors, whose terms expire either in 1999 or 2000, is set forth as follows based upon information furnished to the Company by such individuals:


    Bernard J. Daenzer       82        1972      Owner of Daenzer Associates, Key
                                                 Largo, Fla., an insurance
                                                 consulting services firm since
                                                 1980.  Formerly President and
    (term expiring in 2000)                      Chairman of Wolhreich and Anderson
                                                 Insurance Companies and the Howden
                                                 Swan Insurance Agencies until his
                                                 retirement in 1980.
    PICTURE

    William R. Keane         81        1966      Former Vice President,   Contacts,
                                                 Inc. (contact lens laboratory)
    (term expiring in 1999)                      in Chicago, Ill., until retirement
                                                 in 1983.

    PICTURE

    Gerald I. Lenrow         70        1993      Consultant to General
    (term expiring in 1999)                      Reinsurance Corporation since
                                                 1996. Former partner in the
                                                 international accounting firm of
                                                 Coopers & Lybrand LLP until 1990,
                                                 following which he served as its
                                                 consultant until joining General
                                                 Reinsurance Corporation.
    PICTURE

    Jonathan E. Michael      44        1997      Executive Vice President of the
                                                 Company; President, Chief
    (term expiring in 2000)                      Operating Officer of RLI
                                                 Insurance Company and Mt. Hawley
                                                 Insurance Company, the Company's
                                                 wholly-owned subsidiaries. Mr.
                                                 Michael commenced employment with
                                                 the Company as Chief Accountant
    PICTURE                                      in 1982.


    Edwin S. Overman         75        1987      President Emeritus of the



    (term expiring in 1999)                      Insurance Institute of America,
                                                 a national educational organization
                                                 in Malvern, Pa., since his
                                                 retirement as President of the
                                                 Institute in 1987.
    PICTURE

    Edward F. Sutkowski (2)  59        1975      President of the law firm of
                                                 Sutkowski & Washkuhn Ltd. in
    (term expiring in 2000)                      Peoria, Ill., since 1965.

    PICTURE


    (1) Mr. Viets is a director of Cilcorp Inc. in Peoria, Illinois, and Consumers Water Company in Portland, Maine, whose securities are registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities and Exchange Act of 1934.

    (2) Mr. Sutkowski is associated with the law firm of Sutkowski & Washkuhn Ltd., which has provided legal services to the Company prior to and during 1997. It is expected that the Company's relationship with Sutkowski & Washkuhn Ltd. will continue in the future.

                                   BOARD COMMITTEES

    AUDIT COMMITTEE. The Company's Audit Committee, comprised of outside directors Messrs. Haayen, Keane, Lenrow and Viets, met two times in 1997 to consider an outside audit firm and to discuss the planning of the Company's annual outside audit and its results. The Audit Committee also monitored the Company's management of its exposures to risk of financial loss, assessed the auditors' performance, reviewed the adequacy of the Company's internal controls, and the extent and scope of audit coverage, monitored selected financial reports, and made audit and auditor engagement recommendations to the Board of Directors.

    EXECUTIVE RESOURCES COMMITTEE.   The Company's Executive Resources
    Committee, comprised of outside directors Messrs. Daenzer, Haayen, Lenrow and Overman, met one time in 1997 to review and recommend the compensation of the executive officers and other officers of the Company. The Committee also evaluated executive performance, executive back-up plans, examined the officer development program, and was responsible for searching, enlisting and maintaining a file of prospective new Board members and potential executive officers. The Committee administers the Company's Stock Option Plans through a committee comprised of outside directors Messrs. Daenzer, Haayen, Keane, Overman and Viets.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.     Mr.
    Sutkowski, a member of the Executive Resources Committee during a portion of 1997, is associated with the law firm of Sutkowski & Washkuhn Ltd. During 1997, the Company and certain of its subsidiaries retained the legal services of that firm. Mr. Sutkowski resigned from the Executive Resources Committee effective March 6, 1997.

    NOMINATING COMMITTEE. The Company does not have a standing nominating committee.

                           BOARD MEETINGS AND COMPENSATION

    MEETINGS. During the year 1997, seven meetings of the Board of Directors were held. No director attended fewer than 75% of the aggregate number of meetings of the Board and Board committees on which he served.

    DIRECTOR COMPENSATION. During 1997, all directors of the Company (other than officers of the Company) were compensated at the rate of $15,000 per year and paid $1,100 for each Board meeting attended, $1,100 for each Committee meeting of the Board attended, and $1,100 for each Committee meeting of the Board chaired. Effective May 1, 1998, retroactive to January 1, 1998, all directors (other than officers of the Company) will be compensated at the rate of $20,000 per year. Compensation for attendance at each Board meeting, Committee meeting and Committee meeting chaired will remain the same. Directors are also reimbursed for actual travel and related expenses incurred and are provided a travel accident policy funded by the Company.

    STOCK OPTION PLAN FOR OUTSIDE DIRECTORS. The Stock Option Plan for Outside Directors ("Director Plan") provides for the grant of an option to purchase 3,000 shares of the Company's Common Stock to each newly elected or appointed outside director. In addition, during 1996 and 1997, if the Company earned more than its cost of capital and the ESOP contribution as provided under its Market Value Potential Plan in each respective year, each outside director was granted an option to purchase 600 additional shares of the Company's Common Stock under the Director Plan effective the first business day in February of the succeeding year. Effective
    May 1, 1998, retroactive to January 1, 1998, the amount of options to be granted to the outside directors under the Director Plan was increased from 600 to 1,200 additional shares of the Company's Common Stock.

    DIRECTOR DEFERRED COMPENSATION PLAN. Prior to the beginning of each year, an outside director may elect to defer the compensation otherwise payable to the director during the succeeding year pursuant to the Director Deferred Compensation Plan ("Deferred Plan"). Under the Deferred Plan, the Company must transfer to a bank trustee, under an irrevocable trust established by the Company, such number of shares as are equal to the compensation deferred at the close of the referent year. Dividends on these shares are reinvested quarterly under the Company's Dividend Reinvestment Plan. In general, Deferred Plan benefits are distributable beginning when the director's status terminates.



                         EXECUTIVE RESOURCES COMMITTEE REPORT

         The following report by the Executive Resources Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement and shall not be considered incorporated by reference in other filings by the Company with the Securities and Exchange Commission.

    GENERAL. The Executive Resources Committee is responsible for determining specific compensation levels of its executive officers. The Company aims to offer total compensation packages that attract, retain and motivate high quality executives and that reward executives for Company profitability and the enhancement of shareholder value. The following components of executive compensation have been designed to meet these objectives.

    BASE SALARY. The Executive Resources Committee sets base salary ranges for each executive officer position based on executive compensation data from nationally recognized surveys from a group of comparable insurance companies prepared by Watson Wyatt, an independent actuarial firm. Actual salaries, which consider individual performance and job content in the context of these ranges, are targeted to fall at or near the 75th percentile of salaries offered in the Company's competitive market.

    MVP BONUS. Prior to 1996, the Company paid annual cash bonuses to its executive officers based upon achievement of the Company's annual business plan. Since the adoption of the Market Value Potential Plan ("MVP Plan") in 1996, the Company has paid bonuses pursuant to the MVP Plan, which rewards executive officers for earnings in excess of the Company's cost of capital. The MVP Plan thus encourages executive officers to manage and allocate Company capital to products that produce income in excess of the cost of capital, thereby enhancing the potential for appreciation of the Company's stock.

    Under the MVP Plan, the total annual bonus pool for the Company, if any, is based upon a Committee-specified percentage of the Company's return on capital in excess of its cost of capital. The Executive Resources Committee awards individual bonuses out of the pool taking into account Watson Wyatt studies of bonus compensation in the Company's competitive market and the executive officer's job content. A memo account is established for each participant in the MVP Plan and the participant's allocated percentage of the MVP Bonus Pool for each year (whether a positive or negative amount) is annually credited to participants' accounts without limitation.

    Once a year, an interest factor is credited to positive balances and sixty percent of each participant's positive account balance is paid out. The remaining positive balance or any negative balance is rolled into the next year and is subject to subsequent MVP Plan results.

    INCENTIVE STOCK OPTIONS. Stock options awarded pursuant to the Incentive Stock Option Plan are another important element of the Company's compensation philosophy. The Company believes options serve as incentives to executives to maximize the long-term growth and profitability of the Company, which will be reflected in the Company's stock price. Under the Incentive Stock Option Plan, options may not be granted for less than fair market value of the Company's Common Stock on the date of grant, so that recipients will recognize value from the grants only if the Common Stock price increases in the future. Furthermore, all options granted in 1997 provide for twenty percent annual vesting over a period of five years.

    ESOP. The Company's ESOP also offers a valuable way of aligning the interests of its employees, including its executive officers, with those of its shareholders on a long-term basis. Pursuant to the ESOP, the Company makes annual cash contributions, based on the Company achieving positive MVP, that are used to purchase Company Common Stock on behalf of the Company's employees, including its executive officers. All employees, including executive officers, may have an annual contribution of fifteen percent of wages (limited to $24,000). The ESOP vests twenty percent per year to 100% at the end of five years.

    CHIEF EXECUTIVE OFFICER. Policies with respect to the Chief Executive Officer are the same as those discussed for executive officers generally, except that, in addition to the ESOP, Mr. Stephens is eligible to participate in an individualized Key Employee Excess Benefit Plan ("Key Plan"). Under the Key Plan, the Company makes annual cash contributions which are used to purchase stock held in a trust it maintains for Mr. Stephens' benefit in an amount equal in value to the excess of the contribution allowable to him under the ESOP (determined without regard to any limitations on compensation imposed by the Internal Revenue Code), over the contribution actually made for him under the ESOP (determined with regard to such limitations).

    INTERNAL REVENUE CODE SECTION 162(m). The Company intends that bonuses awarded pursuant to the MVP Plan will satisfy the conditions necessary for deductibility by the Company under Section 162(m) of the Internal Revenue Code, which limits the ability of the Company to deduct any compensation in excess of $1,000,000 per year for federal income tax purposes unless such conditions are met.

                     MEMBERS OF THE EXECUTIVE RESOURCES COMMITTEE

                              Edwin S. Overman, Chairman
                                  Bernard J. Daenzer
                                  Richard J. Haayen
                                   Gerald I. Lenrow


                          EXECUTIVE MANAGEMENT COMPENSATION

    EXECUTIVE OFFICERS. The following information is provided as to each current executive officer of the Company:

                                                           Executive
                        Position                           Officer
Name and Age            with Company                       Since
------------            -----------                        ---------
Gerald D. Stephens      President                          1965
Age 65                  and Director

Jonathan E. Michael     Executive Vice                     1985
Age 44                  President; President,
                        Chief Operating Officer
                        of RLI Insurance
                        Company and Mt. Hawley
                        Insurance Company, the
                        Company's wholly-owned
                        insurance subsidiaries

Joseph E. Dondanville   Vice President,                    1992
Age 41                  Chief Financial
                        Officer

Mary Beth Nebel         Vice President                     1994
Age 41 (1)              and General
                        Counsel

Camille J. Hensey       Vice President and                 1987
Age 56                  Corporate Secretary

Gregory J. Tiemeier     Assistant Secretary;               1992
Age 40                  Senior Vice President,
                        Operations and Technology
                        and Assistant Secretary
                        of RLI Insurance Company
                        and Mt. Hawley Insurance
                        Company, the Company's
                        wholly-owned insurance
                        subsidiaries

Terry L. Younghanz      Senior Vice President              1996
Age 51 (2)              of Underwriting of RLI
                        Insurance Company and
                        Mt. Hawley Insurance
                        Company, the Company's



                        wholly-owned insurance
                        subsidiaries

Michael J. Stone        Vice President of Claims           1997
Age 49 (3)              of RLI Insurance Company
                        and Mt. Hawley Insurance
                        Company, the Company's
                        wholly-owned insurance
                        subsidiaries

(1) Ms. Nebel was promoted to Vice President and General Counsel in 1994, having served as Assistant General Counsel since she joined the Company in 1988.

(2) Mr. Younghanz was promoted to Senior Vice President, Underwriting, in 1996. He joined the Company in 1987 as Regional Vice President of the Company's Heartland Branch Office in Overland Park, Kansas.

(3) Mr. Stone joined the Company in his current position in May of 1996 after having served in various positions for Travelers Insurance Group of Hartford, Connecticut, since 1977, including Vice President of Claims. As Mr. Stone assumed significant policy-making functions during his first year as an officer of the Company's wholly-owned insurance subsidiaries, the Board of Directors classified him as an executive officer of the Company effective August 7, 1997.

    SUMMARY COMPENSATION TABLE. The aggregate compensation earned from the Company and its subsidiaries during the 1997 fiscal year is expressed below for the Company's President and four other most highly-compensated executive officers:


                                           ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                 ------------------------------------------   ----------------------------------
                                                               OTHER          SECURITIES
NAME and PRINCIPAL                                             ANNUAL         UNDERLYING       ALL OTHER
POSITION                  YEAR   SALARY ($)     BONUS ($)(1)   COMPENSATION   OPTIONS (#)    COMPENSATION ($)(2)
------------------        ----   ----------     ------------   ------------   -----------    -------------------
Gerald D. Stephens        1997   458,296        1,020,291              (3)      33,200              158,862
President                 1996   438,208          477,178                       21,700               69,743
                          1995   405,744                0                       27,375(5)            67,334

Jonathan E. Michael       1997   261,680          714,204              (3)       8,400               99,517
Executive Vice President  1996   257,056          334,025                        2,900               40,064
                          1995   239,719                0                        5,375(5)            39,780

Terry L. Younghanz        1997   182,400          566,838        69,706(4)       4,200               25,798
Senior Vice President,    1996   165,588          258,193        58,789(4)       4,000               23,275
Underwriting, RLI         1995   133,646          211,827                        3,125(5)            24,130
Insurance Company
and Mt. Hawley
Insurance Company

Joseph E. Dondanville     1997   144,166        377,342                (3)       4,300               25,798



Vice President, Chief     1996   132,760        214,730                          1,800               20,600
Financial Officer         1995   124,271              0                          2,250(5)            19,991

Michael J. Stone (6)      1997   183,600        327,585        (3)               4,200               25,798
Vice President, Claims,   1996     -             -                                -                    -
RLI Insurance Company     1995     -             -                                -                    -
and Mt. Hawley Insurance
Company


(1) 1997 amounts represent compensation accrued during fiscal year 1997 and paid in 1998 pursuant to the Company's MVP Plan, exclusive of the following additional amounts which may be payable to such individuals in future years under the MVP Plan: Gerald D. Stephens $680,194; Jonathan E. Michael $476,136; Terry L. Younghanz $218,390; Joseph E. Dondanville $251,561; and Michael J. Stone $218,390. In the case of Mr. Younghanz, the 1995 amount, $160,769 of the 1996 amount, and $239,253 of the 1997 amount represent underwriting bonuses earned in such year, based upon a percentage of earned premiums, less developed losses and expenses, for his area of responsibility for the seven years preceding the year in which the bonus was earned. The remainder of the bonus for 1996 and 1997 was paid to Mr. Younghanz pursuant to the MVP Plan.

(2) Represents the value of Company contributions to the ESOP on behalf of the named executive officers. In the case of Messrs. Stephens and Michael, the amounts include shares allocated to them under their respective Key Plans as follows: Mr. Stephens 2,056 shares in respect of 1997, 2,180 shares in respect of 1996, and 600 shares in respect of 1995; Mr. Michael 506 shares in respect of 1997, and 665 shares in respect of 1996, the year in which Mr. Michael became a participant in the Key Plan. In general, benefits are distributable to Messrs. Stephens and Michael when their employment terminates. Under the Key Plan, the Company must transfer to the trustee under an irrevocable trust maintained by the Company for the benefit of Messrs. Stephens and Michael such number of shares as are equal in value to the excess of (a) the contribution allocable to them under the ESOP determined without regard to any limitation on compensation imposed by the Internal Revenue Code, over (b) the contribution actually allocable to them under the ESOP determined with regard to any limitation on compensation imposed by the Internal Revenue Code. The value of each share transferred is equal to the per share closing price as of the close of the last business day of the referent year. The total value of their Key Plan benefits as of December 31, 1997, was: Mr. Stephens $1,470,317 and Mr. Michael $132,042.

(3) The amount of perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total of the named executive officer's annual salary and bonus.

(4) Includes $50,839 in 1996 and $43,664 in 1997 paid for the relocation of Mr. Younghanz from Shawnee, Kansas, to the Company's Home Office in Peoria, Illinois. Also includes $24,718 in 1997 for spousal travel required for business- related Company activities and certain personal travel. These amounts include reimbursement for federal, state and FICA tax liability resulting from the income imputed to Mr. Younghanz.

(5) Twenty percent of each option grant becomes exercisable one year after the date of the grant and each year thereafter in 20% increments. Such options lapse at the end of the ten-year period beginning on the grant date. Amounts shown have been adjusted to reflect the 5-for-4 stock split which was paid in the form of a stock dividend in June 1995.

(6) Mr. Stone joined the Company in 1996 and became an executive officer in 1997.

OPTION GRANTS IN LAST FISCAL YEAR. The following table shows information regarding grants of stock options made to the named executive officers under the Company's Incentive Stock Option Plan during the fiscal year ended December 31, 1997. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $52.94 and $84.30, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 8,634,254 outstanding shares of the Company's Common Stock held by all shareholders as of December 31, 1997, which would total approximately $457,089,423 and $727,838,514, respectively. No gain to the optionees is possible without an increase in stock price, which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of the Company's Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                                                                                 POTENTIAL REALIZABLE VALUE AT
                                                                                 ASSUMED ANNUAL RATES OF STOCK
                                  INDIVIDUAL GRANTS                            PRICE APPRECIATION FOR OPTION TERM
                --------------------------------------------------------       -----------------------------------
                                                                                 IF STOCK AT         IF STOCK AT
                                                                                    $52.94             $84.30
                        NUMBER OF   % OF TOTAL
                       SECURITIES     OPTIONS
                       UNDERLYING   GRANTED TO   EXERCISE
                        OPTIONS      EMPLOYEES   OR BASE
                        GRANTED      IN FISCAL    PRICE      EXPIRATION
NAME                     (#)(1)       YEAR       ($/Sh)       DATE                  5%(2)              10%(2)
------------------------------------------------------------------------------------------------------------------
ALL SHAREHOLDERS'                                                                 $457,089,423        $727,838,514
STOCK APPRECIATION

Gerald D. Stephens      33,200         42.13%     $32.50      05/01/07            $    678,572        $  1,719,644

Jonathan E. Michael      8,400         10.66%     $32.50      05/01/07            $    171,687        $    435,091

Terry L. Younghanz       4,200          5.33%     $32.50      05/01/07            $     85,843        $    217,545

Joseph E. Dondanville    4,300          5.46%     $32.50      05/01/07            $     87,887        $    222,725

Michael J. Stone         4,200          5.33%     $32.50      05/01/07            $     85,843        $    217,545

------------------------------------------------------------------------------------------------------------------

    (1) Each option grant becomes exercisable in 20% increments on the first five anniversaries of the grant date. Such options lapse on the tenth anniversary of the grant date.

    (2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used. These are not intended to be a forecast of the Company's stock price.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1). The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held December 31, 1997. Value realized upon exercise is the excess of the fair market value of the underlying stock on the exercise date over the exercise price under the option. Value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock on December 31, 1997, which was $49.813 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; actual gains on exercise, if any, will depend on the value of the Company's Common Stock on the date of exercise. There can be no assurance that these values will be realized.

                                                          NUMBER OF
                                                   SECURITIES UNDERLYING
                                                   UNEXERCISED OPTIONS AT
                                                     FISCAL YEAR-END (#)           VALUE OF IN-THE-MONEY OPTIONS
                       SHARES                        -------------------           -----------------------------
                      ACQUIRED
                         ON         VALUE
                      EXERCISE    REALIZED   EXERCISABLE    UNEXERCISABLE      EXERCISABLE        UNEXERCISABLE
NAME                     (#)         ($)
----------------------------------------------------------------------------------------------------------------
Gerald D. Stephens        0         $0.00      15,290            66,985         $441,562           $1,543,156

Jonathan E. Michael       0         $0.00       2,730            13,945         $ 79,283           $  306,488

Terry L. Younghanz        0         $0.00       2,050             9,275         $ 58,593           $  216,134

Joseph E. Dondanville     0         $0.00       1,260             7,090         $ 36,382           $  154,885

Michael J. Stone          0         $0.00       1,400             9,800         $ 37,275           $  223,125
----------------------------------------------------------------------------------------------------------------

    (1) The share numbers and market and exercise prices have been adjusted, as necessary, for the 5-for-4 stock split that occurred on June 21, 1995.

    LONG-TERM INCENTIVE PLAN. No long-term incentive plan awards were made during 1997.

    PENSION PLAN. The following table illustrates the estimated annual benefits (based on a straight-life annuity payable beginning at age 65, but in no event less than 120 monthly payments) under the Company's pension plan for specified compensation and service levels assuming a participant retired on July 1, 1998, at age 65 after selected years of service:


    AVERAGE ANNUAL  ESTIMATED ANNUAL PENSION BENEFIT UPON RETIREMENT AT
     COMPENSATION     JULY 1, 1998, WITH YEARS OF SERVICE INDICATED
     ------------     ---------------------------------------------
                    15 YRS.   20 YRS.   25 YRS.   30 YRS.   35 YRS.
                    -------   -------   -------   -------   -------
    $100,000       $ 20,035  $ 26,714  $ 33,392  $ 40,070  $ 46,749

     125,000         25,698    34,264    42,830    51,395    59,961

     150,000         31,360    41,814    52,267    62,720    73,174



     160,000*        33,625    44,834    56,042    67,250    78,459


    *Generally, a participant's annual benefit payable beginning at his social security retirement age (determined on the basis of his year of birth) must not exceed the lesser of $90,000 (as adjusted for cost-of-living increases-- $125,000 for 1997) or 100% of his average compensation for his high three years. In addition, effective beginning in 1994, the Internal Revenue Code reduced the level of a participant's compensation which may be considered in determining benefits under all types of tax-qualified plans from the 1993 level of $235,840 to $150,000 (as adjusted for cost-of-living increases - $160,000). In applying the $150,000 limit, the pension plan must freeze benefits for any participant whose benefit is based on compensation in excess of $150,000 as of December 31, 1993. The frozen benefit may be adjusted for increases in compensation after 1993, but adjustments are not permitted unless the participant's updated compensation exceeds the compensation that determined the participant's frozen benefit. Based upon the foregoing, a participant's annual benefit is limited to $74,453 unless such participant's earned benefit was greater than $74,453 as of December 31, 1993.

         Mr. Stephens' current compensation covered by the pension plan is $160,000 with 31 years of plan participation; Mr. Michael's current covered compensation is $160,000 with 14 years of plan participation; Mr. Younghanz' current covered compensation is $160,000 with 10 years of plan participation; Mr. Dondanville's current covered compensation is $160,000 with 13 years of plan participation; and Mr. Stone's current covered compensation is $160,000 with one year of plan participation.

                            COMMON STOCK PERFORMANCE CHART

         A line graph comparing the percentage change in the cumulative total shareholder return, including the reinvestment of dividends, on the Company's Common Stock with a cumulative total return of the S & P Composite 500 Stock Index and the S & P Property and Casualty Index for the period beginning December 31, 1992, through December 31, 1997 has been omitted from this electronic filing. The table below contains the data used to create the omitted line graph:

                        TOTAL RETURN
               COMPARISON OF FIVE YEAR CUMULATIVE
                RLI, S&P 500, S&P P/C INS INDEX

                    Compounded Total Return
                        RLI -  22.9%
                       S&P 500 - 19.4%
                     S&P P/C Ins - 17.2%

          Assumes $100 invested on December 31, 1992
          RLI, S&P 500 Index, and S&P P/C Ins Index
       Total Return assumes reinvestment of dividends


    Measurement Period                      S&P 500  S&P P/C Ins
    (Fiscal Year Covered)     RLI Corp.     Index    Index
    ---------------------     ---------     -------  ------------
    Measurement Pt - 12/31/92   $100        $100     $100

    FYE 12/31/93                 109         110       95
    FYE 12/31/94                  87         112       98
    FYE 12/31/95                 135         153      130
    FYE 12/31/96                 185         189      156



    FYE 12/31/97                 280         242      221


         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends. The Company will neither make nor endorse any predictions as to future stock performance.

         The foregoing line graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

                                    PROPOSAL TWO:
    CONSIDER AND ACT UPON A PROPOSAL TO APPROVE AN ARRANGEMENT WITH CENTRE REINSURANCE (U.S.) LIMITED UNDER WHICH THE COMPANY WOULD ISSUE CONVERTIBLE PREFERRED STOCK IN THE EVENT OF A QUALIFYING CATASTROPHIC EVENT

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

         The Company has entered into an alternative catastrophe financing agreement ("Agreement") with Centre Reinsurance (U.S.) Limited, a Bermuda corporation ("Centre Re"), under which the Company has the right to issue certain equity securities to Centre Re for a fixed price upon the occurrence of a catastrophic loss event affecting the property insurance policies written by the Company.

         The Board of Directors believes that the Agreement provides the Company with the ability to supplement its conventional reinsurance for the property insurance business on a cost-effective basis. Conventional property reinsurance provides the Company with coverage in the event that a catastrophic event occurs which causes the Company to pay claims in excess of certain predefined levels. Such arrangements enable the Company to better manage its loss exposure on property policies within its portfolio because the Company determines the extent to which it will retain or partially diversify the risk of loss associated with such coverage. The Agreement is similar to reinsurance in the respect that it provides the Company with the ability to obtain capital to absorb incurred losses in excess of certain levels on the property coverage; however, because the Company is issuing Preferred Stock in exchange for the capital it receives pursuant to the Agreement, it secures access to capital, rather than transferring insurance risk, which the Board of Directors believes to be a more cost-effective means of managing the Company's capital.

         The Board of Directors has sought the approval of shareholders because
    (i) the Agreement provides for the issuance of nonvoting preferred securities which are convertible (after a certain period of time or in other limited circumstances) into shares of Common Stock, and (ii) the rules of the New York Stock Exchange require that, before issuing new shares of common stock or convertible securities representing greater than 20% of the total outstanding voting power or number of shares, the issuance of such common stock or convertible securities must be approved by the affirmative vote of a majority of shareholders voting on such proposal. Although shareholder approval would only be required if a catastrophic event occurred and the Company chose to exercise the securities issuance option, and then only if the amount of Common Stock underlying the Preferred Stock to be issued exceeded the 20% threshold, the Board of Directors believes that obtaining shareholder approval of such issuance on an advance basis will provide the Company with the flexibility necessary to react to the adverse conditions under which the securities issuance option would become operative.

         The Agreement relates to catastrophic events of a certain magnitude ("qualifying catastrophic event") occurring between October 1, 1997, and October 1, 1999. In the event that a qualifying catastrophic event occurs during such time, the Company is entitled to issue up to a total of $50 million of Series A and B Cumulative Convertible Preferred Stock to Centre Re. In addition, the Company's right to exercise the securities issuance option under the Agreement is subject to certain conditions, including maintenance of the Company's risk exposure level (through policy management, reinsurance and otherwise) on its California Difference in Conditions business within certain statistical parameters, compliance with certain representations and warranties set forth in the Agreement and satisfaction of a minimum GAAP net worth test at the time of exercise.

         Upon exercise of the securities issuance option, the nonvoting preferred securities would be issued in two series ("Series A" and "Series B") shares. Series A shares are redeemable by the Company three years after the date of issuance and, in certain other circumstances, including following certain changes of control of the Company. Series A shares also become convertible by holders three years after the date of issuance and, in certain other circumstances, including the Company's failure to maintain its risk exposure at or below certain levels and following a significant business unit acquisition or disposal or change of control not approved by a majority of the holders of such shares. The conversion rate for Series A shares is based on the aggregate principal amount of such shares, plus accrued and unpaid dividends, divided by the average trading price of the Company's Common Stock over the 30 trading days immediately preceding the conversion, subject to a floor equal to 80% of the book value per share.

         Series B shares are identical to Series A shares except that the Company's redemption rights and holder's conversion rights become exercisable after four years, rather than three. The Series A shares and Series B shares are "paired" such that they must be issued in equal increments under the Agreement but may be transferred separately to subsequent holders after such date. Both series of shares accrue dividends at the London Interbank Offered Rate ("LIBOR") plus a spread based upon ratings assigned by Standard & Poor's. Holders of the Series A and Series B shares have registration rights, subject to certain terms and conditions, relating to the Common Stock underlying such shares.

         At present, a number of uncertainties make it difficult for the Company to predict the potential effect of the conversion of

    Preferred Shares issued under the Agreement. Specifically, these factors include: (i) when, if ever, and to what extent the securities issuance option under the Agreement would be exercised; (ii) if issued, whether the Preferred Shares would become convertible; (iii) assuming the Preferred Shares were issued and become convertible, the approximate trading price of the Company's Common Stock immediately preceding the conversion time; and
    (iv) the number of shares of Common Stock that would be outstanding at the time of conversion. The terms of the Agreement provide that the total number Series A and Series B shares issued thereunder is limited to an amount which, assuming immediate conversion of all such shares held by Centre Re at the time of issuance, would not exceed 50% of the total number of Common Stock outstanding after such conversion. However, the Board of Directors believes it to be unlikely that the Preferred Shares would ever be convertible into Common Stock at levels approaching 50%. For example, at a conversion price of $52.125 per share (the closing price of the Common
    Stock on March 1, 1998), $50 million of the Preferred Shares would convert into less than 12% of the Common Stock and, at a conversion price of $31.275 per share (a 40% reduction in the closing price of the Common Stock on March 1, 1998), $50 million of the Preferred Shares would convert into less than 20% of the Common Stock (based on current capitalization). Moreover, the Company has the ability to negate the conversion rights of holders of Preferred Shares through exercise of redemption rights and expects to exercise such rights where practicable.

         The Board of Directors believes that the Agreement will provide value to shareholders by enabling the Company to increase the diversification of certain risks associated with its property insurance business in a more cost-effective manner than conventional reinsurance. In addition, the Agreement provides the Company with the opportunity to obtain capital at a known rate following a catastrophic event under conditions where obtaining financing through secured or unsecured borrowings or market-driven equity offerings could be cost prohibitive or otherwise impracticable. The Company expects that access to such capital would not only help to absorb losses incurred as a result of the catastrophic event but would also provide the Company with a capital base on which to write new coverage and expand its portfolio in a post-catastrophe environment. Therefore, the Board seeks the approval of the issuance of the maximum number of shares of Series A and Series B Cumulative Convertible Preferred Stock permitted under the Agreement (i.e., a number of shares which, together with all other shares held by Centre Re on a converted basis calculated at the time of issuance, would not collectively exceed 50% of the shares of Common Stock then outstanding).

    SHAREHOLDER VOTE. The affirmative vote of the holders of at least a majority of the shares of Common Stock of the Company present and entitled to vote at the Annual Meeting is required for adoption of this proposal.

                            INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, selected KPMG Peat Marwick LLP ("KPMG") as the Company's independent public accountants for the year ended December 31,

    1997. Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire, and will be available to respond to appropriate questions from the shareholders. As of March 27, 1998, the Board of Directors has not selected independent public accountants for the current fiscal year.

                                    OTHER BUSINESS

         The Board of Directors knows of no other business to be presented at the Annual Meeting; however, if any other matters do come before the meeting, it is intended that the persons named in the proxy will vote in accordance with their best judgment.

         It is important that proxies be returned promptly so that the presence of a quorum may be assured well in advance of the Annual Meeting, thus avoiding the expense of follow-up solicitations. Accordingly, even if you expect to attend the Annual Meeting, you are requested to date, execute and return the enclosed proxy in the stamped, self-addressed envelope provided.


         If you attend the meeting in person, your proxy will be returned to you on request.

                                         By Order of the Board of Directors


                                         Camille J. Hensey
                                         Corporate Secretary
    Peoria, Illinois

    March 27, 1998

    (LOGO)                              PROXY

    RLI CORP.
    9025 North Lindbergh Drive
    Peoria, Illinois 61615

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Richard J. Haayen, William R. Keane and Gerald D. Stephens, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or any one or more of them, to represent and to vote, as designated below, the shares of Common Stock of RLI Corp. held of record by the undersigned on March 9, 1998, at the Annual Meeting of Shareholders to be held on May 7, 1998 or any adjournments thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.  ELECTION OF CLASS II DIRECTORS
    (mark one):

    FOR ALL NOMINEES LISTED BELOW
    (except as marked to the contrary below)        /   /

    WITHHOLD AUTHORITY
    to vote for all nominees listed below           /   /


(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):

--------------------------------------------------------------------------------
NOMINEES:     RICHARD J. HAAYEN, GERALD D. STEPHENS AND ROBERT O. VIETS

2. APPROVE AN ARRANGEMENT WITH CENTRE REINSURANCE (U.S.) LIMITED UNDER WHICH RLI CORP. WOULD ISSUE CONVERTIBLE PREFERRED STOCK IN THE EVENT OF A QUALIFYING CATASTROPHIC EVENT:

      /   / FOR           /   / AGAINST         /   / ABSTAIN


               (PLEASE DO NOT FOLD - DATE AND SIGN REVERSE SIDE)



                                     Page 2

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

    IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.



DATED:                                  , 1998
       ---------------------------------------


----------------------------------------
Signature


----------------------------------------
Signature if held jointly


Please sign exactly as your name
appears hereon.  Joint owners
should each sign personally.
Corporate officers, executors,
administrators, trustees, etc.,
should so indicate when signing.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.